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                                                                  Exhibit (a)(6)
                                                                  --------------

                             SMARTDISK CORPORATION

                   NOTICE OF AMENDMENT TO OFFER TO EXCHANGE



To:       Eligible Employees

From:     Bonnie Williams, Director of Human Resources

Date:     September 24, 2001

Subject: Amendment to Offer to Exchange and Reminder of Expiration Date of the Offer


     This Notice is to inform you that we have waived a material condition to the closing of the Offer to Exchange and have made the following amendments to the Offer to Exchange dated September 7, 2001 that has been previously distributed to you. The recent trading halt on the Nasdaq and other national securities exchanges entitled the Company to terminate the Offer to Exchange. The Company has waived this condition and the Offer to Exchange will continue as planned. The amendments to the Offer to Exchange do not in any way change the material terms of the Offer to Exchange and are intended solely to clarify ambiguities and supplement certain disclosure to you regarding the Offer to Exchange. Please review the following amendments carefully:

     A. The second sentence of the last paragraph in "Section 5. Acceptance of Options for Exchange and Cancellation and Issuance of New Options" on page 11 has been deleted in its entirety and has been replaced with the following:

          "Promptly after the expiration date, we will send each option holder who accepted the offer a letter confirming the new options that we granted to the option holder."

     B. Paragraph 2(c) under "Section 6. Conditions to the Offer" on page 12 has been deleted.

     C. The last paragraph in "Section 6. Conditions to the Offer" on page 12 has been deleted in its entirety and has been replaced with the following:

          "The conditions to the offer are for our benefit. Except for the conditions that are dependent upon the receipt of necessary governmental approvals which we may assert at any time before the acceptance and cancellation of eligible
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     options tendered for exchange, all other conditions listed in this section
     6 can only be asserted by us before this Offer to Exchange expires. We may waive any condition listed in this section 6 whether or not we waive any other condition to the offer. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone."

     D. The following has been inserted immediately after the second paragraph in "Section 9. Information about SmartDisk Corporation" on page 15:

          "The following table presents summary financial information for SmartDisk for the fiscal years ended December 31, 1999 and 2000 and for the six months ended June 30, 2000 and 2001.


                         -------------------------------------------------------
                                  Year Ended                 Six Months Ended
                                 December 31,                     June 30,
                         --------------------------     ------------------------
                            1999            2000           2000           2001
                         -----------     ----------     ----------    ----------
                                 (in thousands, except per share amounts)

Current assets             $ 59,765       $ 47,637       $ 58,297      $ 38,177
Noncurrent assets             3,679         78,672         93,950        63,056
Current liabilities          13,658         17,500         20,833        12,583
Noncurrent liabilities           --          8,494         11,739         5,106
Total revenues               40,319         96,722         48,312        37,937
Gross profit                 15,499         22,683         15,501        10,075
Net income (loss)               958        (24,238)        (4,774)      (16,565)
Earnings (loss) per
share-basic                    0.09          (1.44)         (0.29)        (0.95)
Earnings (loss) per
share-diluted                  0.07          (1.44)         (0.29)        (0.95)

     As of June 30, 2001, the book value per share of common stock was $4.71.

     The financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30 are hereby incorporated by reference. See "Section 16. Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements."

     E. The first sentence of the first paragraph in "Section 17. Forward Looking Statements; Miscellaneous" on page 18 has been deleted in its entirety and has been replaced with the following:
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          "In addition to historical information, this Offer to Exchange and the documents incorporated herein by reference, contain forward-looking statements."

     F. The following paragraph has been inserted immediately after the first paragraph in "Section 17. Forward Looking Statements; Miscellaneous" on page 19:

          "The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 only protects companies from liability for their forward-looking statements if they comply with the requirements of such act. The act does not provide this protection for transactions such as this offer and may not be available for our forward-looking statements contained or incorporated by reference in this Offer to Exchange."


     This Notice is also a reminder that the deadline for submitting your Election Form in the Offer to Exchange is 5:00 p.m., Eastern time on October 5, 2001.

     If you have any questions regarding the amendments mentioned above or the Offer to Exchange, feel free to contact Bonnie Williams, the Company's Director of Human Resources at (941) 436-2503 or Bonnie.Williams@SmartDisk.com.

     For option holders with email access, we have sent this Notice via email. For those option holders who do not have email access, we have sent them paper copies of this Notice by mail or hand delivery. To request additional paper copies of this Notice, please contact Ms. Williams.